JASPER, INDIANA	JANUARY 29, 2004	GERMAN AMERICAN BANCORP REPORTS FOURTH QUARTER AND 2003 EARNINGS AND DECLARES INCREASED QUARTERLY CASH DIVIDEND

German American Bancorp (NASDAQ: GABC) has announced that its year 2003 earnings were $8,168,000, or $.73 per share. Earnings for 2003 decreased by approximately 7.6% on a per share basis from the $.79 per share, or $9,442,000, reported for 2002. Fourth quarter earnings in 2003 were $1,534,000, or $.14 per share, compared to the $2,229,000, or $.19 per share, in the fourth quarter of 2002. A lower number of shares outstanding resulting from the tender offer completed earlier in 2003 produced a lower percentage decline in earnings per share in both the fourth quarter and 2003 than that experienced in reported net income.

The Company’s 2003 and fourth quarter earnings were impacted by prepayment fees associated with the extinguishment of certain Federal Home Loan Bank (“FHLB”) borrowings within the Company’s mortgage banking segment. The prepayment fees (before tax) were $1,898,000 and $984,000, for the year and quarter, respectively. These FHLB borrowings were being carried at a negative interest spread of approximately 5% compared to short-term investments that had been internally matched to the contractual maturity dates of these borrowings, and prepayment of these borrowings is therefore expected to positively impact the Company’s net interest income and net interest margin in future periods.

The Company’s Board of Directors also declared a regular quarterly cash dividend of $0.14 per share, payable on or before February 20, 2004 to shareholders of record as of February 10, 2004. The maintenance of the per share dividend rate following the issuance of the Company’s five percent annual stock dividend in December 2003 results in an effective five percent increase in the cash dividends paid to shareholders. This latest dividend action represents the ninth consecutive year of effective cash dividend increases in connection with the annual stock dividend declaration in December of each year. As previously announced, the Company is currently considering the optimal mix of cash dividend and stock dividends in light of the recent changes in the federal tax laws relative to the shareholders’ effective rate on cash dividends as well as the annual stock dividend’s long-term effect on the composition of the Company’s equity.

Commenting on the 2003 operating results, Company President & CEO, Mark A. Schroeder, stated, “We are extremely pleased with the results of our operations during 2003. While the continuation of historically low levels of interest rates certainly made 2003 a challenging year in terms of the generation of net interest income and balance sheet management, our efforts to develop and grow sources of fee income that are not tied to net interest income, such as insurance, investment, and trust revenues, continued to show significant progress, as we experienced considerable growth within each of these areas.”

Schroeder continued, “Additionally, our focus on the development of personnel, products, and services to meet the needs of our business customers afforded us the opportunity to significantly grow this component of our operations during the past year. Area businesses, in increasing numbers, are turning to their local German American affiliated community banks and financial services companies for all their financial needs. We’re very pleased that the combination of our highly qualified financial professionals, local decision making, and customer-focused products and services has found a receptive audience within the local business communities.”

German American Bancorp is a financial services holding company based in Jasper, Indiana. The Company’s Common Stock is traded on NASDAQ’s National Market System under the symbol GABC. The Company operates five affiliated community banks with 26 retail banking offices in the eight contiguous Southwestern Indiana counties of Daviess, Dubois, Gibson, Knox, Martin, Perry, Pike, Spencer and a Business Lending Center in Evansville, Indiana. The Company also operates German American Financial Advisors & Trust Company, a trust, brokerage and financial planning subsidiary operating from the banking offices of the bank subsidiaries and The Doty Agency, Inc., a full-line property and casualty insurance subsidiary with five independent insurance offices throughout its market area. The Company’s lines of business include retail and commercial banking, mortgage banking, comprehensive wealth management, full service brokerage and trust administration, title insurance, and a full range of personal and corporate insurance products.

Forward-Looking Statements

The Company’s statements in this press release regarding its expectation of positive changes in its net interest income and net interest margin as a result of its prepayment of certain borrowings and the maintenance of its per share quarterly cash dividend rate may be deemed to constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. The Company’s future net interest income and net interest margin and cash dividends may vary materially from the Company’s present expectations as stated or implied by such forward-looking statements, due to such factors as changes in interest rates; the effects of changes in competitive conditions; the introduction, withdrawal, success and timing of asset/liability management strategies or of business initiatives and business strategies; changes in customer borrowing, repayment, investment and deposit practices; changes in fiscal, monetary and tax policies; changes in financial and capital markets; changes in general economic conditions, either nationally or regionally, resulting in, among other things, credit quality deterioration; capital management activities; acquisitions of other businesses by the Company; actions of the Federal Reserve Board; and legislative and regulatory actions and reforms. These forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update any such forward-looking statement to reflect events or circumstances that occur after the date hereof.

GERMAN AMERICAN BANCORP
(unaudited, dollars in thousands except per share data)

Consolidated Balance Sheets
	December 31,
	2003	2002
ASSETS
Cash and Due from Banks	$28,729	$27,627
Short-term Investments	3,804	8,118
Investment Securities	213,210	244,681
Loans Held-for-Sale	1,416	13,138
Loans, Net of Unearned Income	611,866	610,741
Allowance for Loan Losses	(8,265)	(8,301)

Net Loans	603,601	602,440
Premises and Equipment	21,605	21,966
Other Assets	53,581	39,035

TOTAL ASSETS	$925,946	$957,005

LIABILITIES
Non-interest-bearing Demand Deposits	$112,689	$95,655
Interest-bearing Demand, Savings, and
Money Market Accounts	266,652	243,202
Time Deposits < $100,000	283,959	311,489
Time Deposits $100,000 or more and
Brokered Deposits	53,833	56,848

Total Deposits	717,133	707,194
Borrowings	112,559	132,319
Other Liabilities	13,128	12,973

TOTAL LIABILITIES	842,820	852,486

SHAREHOLDERS' EQUITY
Common Stock and Surplus	78,465	90,297
Retained Earnings	4,653	12,298
Accumulated Other Comprehensive Income	8	1,924

TOTAL SHAREHOLDERS' EQUITY	83,126	104,519

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$925,946	$957,005

BOOK VALUE PER SHARE	$7.60	$8.72	(1)
END OF PERIOD SHARES OUTSTANDING	10,932,882	11,460,731	(2)

(1) Restated for December 2003 stock dividend. (2) End of period shares outstanding were not restated for the effect of stock dividends.
Consolidated Statements of Income
	Three Months Ended December 31,			Year Ended December 31,
	2003	2002		2003	2002
INTEREST INCOME
Interest and Fees on Loans	$9,951	$11,544		$41,781	$48,471
Interest on Short-term Investments	66	147		270	754
Interest on Investment Securities	2,092	2,691		8,568	11,269

TOTAL INTEREST INCOME	12,109	14,382		50,619	60,494

INTEREST EXPENSE
Interest on Deposits	3,246	4,335		13,997	18,676
Interest on Borrowings	1,473	2,408		7,087	9,816

TOTAL INTEREST EXPENSE	4,719	6,743		21,084	28,492

Net Interest Income	7,390	7,639		29,535	32,002
Provision for Loan Losses	316	323		811	1,115

Net Interest Income after Provision for Loan Losses	7,074	7,316		28,724	30,887

NON-INTEREST INCOME
Other Operating Income	3,113	1,997		10,266	7,867
Net Gain on Sales of Loans and Related Assets	154	663		2,588	1,625
Net Gain on Sales of Securities	3	17		80	17

TOTAL NON-INTEREST INCOME	3,270	2,677		12,934	9,509

NON-INTEREST EXPENSE
Salaries and Benefits	4,718	4,318		18,062	17,443
Net Loss on Extinguishment of Borrowings	984	66		1,898	66
Other Operating Expenses	3,131	2,992		12,259	11,458

TOTAL NON-INTEREST EXPENSE	8,833	7,376		32,219	28,967

Income before Income Taxes	1,511	2,617		9,439	11,429
Income Tax Expense	(23)	388		1,271	1,987

NET INCOME	$1,534	$2,229		$8,168	$9,442

EARNINGS PER SHARE	$0.14	$0.19	(1)	$0.73	$0.79	(1)
DILUTED EARNINGS PER SHARE	$0.14	$0.18	(1)	$0.73	$0.78	(1)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	10,953,785	11,971,533	(1)	11,176,766	12,007,009	(1)
Diluted	11,002,990	12,004,489	(1)	11,222,343	12,039,610	(1)